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                                                                     EXHIBIT F-1



                                       February 28, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      CenterPoint Energy, Inc.  (File No. 070- 10128)

Dear Ladies and Gentlemen:

                  I am writing in reference to the Post-Effective Amendment to Application-Declaration on Form U-1 in File No. 070-10128 (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), filed by CenterPoint Energy, Inc., Utility Holding, LLC, and CenterPoint Energy Houston Electric, LLC (collectively, the "Applicants"), seeking a release of jurisdiction under their existing order to allow CenterPoint Energy Houston Electric ("CEHE") to issue an additional $200 million in external debt securities, such that the total amount of CEHE external debt does not exceed $3.853 billion at any one time outstanding during the Authorization Period (the "Release of Jurisdiction"). The Application also requested that the Commission reduce the amount of CenterPoint Energy, Inc.'s external debt authorization by $200 million, so that its external debt does not exceed $5.169 billion at any one time outstanding during the Authorization Period (the "Request").

                  I have acted as counsel to Applicants in connection with the filing of the Application. All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Application.

                  In connection with this opinion, I or attorneys in whom I have confidence have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application. I am a member of the Texas bar and I have relied on attorneys in whom I have confidence regarding questions of state law in other jurisdictions.

                  The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

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Securities and Exchange Commission
February 28, 2005
Page 2

                  (a) The Commission shall have duly entered an appropriate order or orders with respect to the proposed Release of Jurisdiction and Request, as described in the Application, permitting the Application to become effective under the 1935 Act and the rules and regulations thereunder, and the proposed Release of Jurisdiction and Request are in accordance with the Application and the Commission's orders.

                  (b) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed.

                  (c) The Applicants will at the time of the proposed Release of Jurisdiction and Request be incorporated or validly formed business entities in the jurisdictions in which they are domiciled.

                  Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, it is my opinion that, in the event that the proposed transaction is effected in accordance with the Application:

                  (a) all state laws applicable to the proposed Release of Jurisdiction and Request will have been complied with;

                  (b) the issuer of any securities proposed in the Application is validly organized and duly existing; and

                  (c) the operation of the proposed Release of Jurisdiction and Request will not violate the legal rights of the holders of any securities issued by the Applicants or any of their respective subsidiaries and associate companies.

                  I hereby consent to the filing of this opinion as an exhibit to the Application.

                  This opinion speaks as of the date hereof, and I disclaim any obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to my attention or any change in laws that may hereafter occur or to advise you of any changes that occur after the date hereof.
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Securities and Exchange Commission
February 28, 2005
Page 3

                  This opinion is intended to be for the benefit of the Securities and Exchange Commission and may be relied upon only by it. It may not be relied upon by any other person or for any other purpose.

                                           Sincerely,


                                           /s/ Rufus S. Scott
                                           ---------------------------
                                           Rufus S. Scott